Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-128071
August 22, 2006

Term Sheet
John Deere Capital Corporation
$400,000,000 Floating Rate Notes due July 15, 2008
Issuer:                  John Deere Capital Corporation
Ratings:                 A3 (positive outlook) by Moodys
                         Investors Service, Inc. / A-
                         (positive outlook) by Standard &
                         Poors Ratings Services
Note Type:               Medium Term Notes
Maturity Date:           July 15, 2008
Trade Date:              August 22, 2006
Time of First Sale
to Public:                12:05 p.m. EST
Expected
Settlement Date:         August 25, 2006 (T+3)
Coupon:                  3M USD LIBOR + 5 bp*
Coupon Payment Dates:    Quarterly on the 15th of January,
                         April, July, and October,
                         commencing October 15, 2006
Interest
Determination Dates:     2 London Business Days
Day Count:               Actual/360
Day Count Convention:    Modified Following, Adjusted
Price to Public:         100%
CUSIP:                   24422EQC6
Joint Book-Running
Managers:                Citigroup Global Markets Inc.
                         HSBC Securities (USA) Inc.
Co-Managers:             BNY Capital Markets, Inc.
                         Loop Capital Markets LLC
                         Piper Jaffray & Co.
                         RBC Capital Markets Corporation
*Short First Coupon Period: straight line interpolated short first coupon from 8/25/06 to 10/15/06 off of 1-month and 2-month LIBOR.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407 or HSBC Securities (USA) Inc. toll free at 1-866-811-8049.